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EXHIBIT 4.1


INCENTIVE STOCK OPTION PLAN
GREIF BROS. CORPORATION





1.  PURPOSE

	This Incentive Stock Option Plan ("the Plan") is intended as an incentive and to encourage stock ownership by certain key employees of Greif Bros. Corporation ("the Company") and its subsidiaries by the granting of stock options as provided herein.
It is intended that certain options issued pursuant to the Plan will constitute incentive stock options within the meaning of
Section 422 of the Internal Revenue Code ("the Incentive Stock Options"), and the remainder of the options issued pursuant to the Plan will constitute non-statutory options. The Committee referred to in Section 2 shall determine which options are to be Incentive Stock Options and which are to be non-statutory options and shall enter into option agreements with the recipients accordingly.
	In this Plan where there is no contrary indication, the provisions of the Plan apply to Incentive Stock Options and non-statutory stock options.

2.  ADMINISTRATION
	(a) The Plan shall be administered by a Committee of two or more disinterested members of the Board of Directors appointed by the Board of Directors ("the Committee"). The Board of Directors may remove from, add members to, or fill vacancies in the Committee.

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	(b)  The Committee is authorized, subject to the provisions
of the Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan or the options granted thereunder as it may deem necessary or advisable.
	(c) No person shall be a member of the Committee, who is, or at any time during the preceding one-year period was, eligible for selection as a person to whom stock may be allocated or to whom stock options may be granted pursuant to the Plan or any other Plan of the Company which would entitle him to acquire stock or stock options of the Company or its subsidiaries.

3.  ELIGIBILITY
	Incentive Stock Options may be granted in such amounts of shares and to such key employees of the Company or its subsidiaries as the Committee shall select from time to time. No director who is not an officer or other employee of the Company or its subsidiaries shall be eligible to receive Incentive Stock Options under the Plan. Any individual may hold more than one option.

4.  STOCK
	The stock to be subject to options under the Plan shall be shares of the Company's Class A Common Stock held as treasury shares. The aggregate number of shares of stock for which options may be granted under the Plan shall not exceed 1,000,000 shares (as constituted after the two-for-one stock

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split to be voted on at the special shareholders' meeting, February 27,
1995), subject to adjustment in accordance with the terms of
Section 10 hereof. The shares subject to the unexercised portion of any terminated or expired options under the Plan may again be subjected to options under the Plan.

5.  TERMS AND CONDITIONS OF OPTIONS
	All options granted by the Committee pursuant to the Plan shall be considered authorized by the Board of Directors and shall be evidenced by stock option agreements in writing ("stock option agreements") in such form and containing such terms and conditions as the Committee shall prescribe from time to time in accordance with the Plan, in accordance Section 422 of the Revenue Code of 1986, as amended, with respect to Incentive Stock Options, and Regulation 16b-3 under the Securities and Exchange Act of 1934, as amended. An Incentive Stock Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

6.  PRICE
	The option price per share of each option granted under the Plan shall be not less than 100% of the fair market value, as determined by the Committee, of a share of stock on the date of grant of such option. An option shall be considered granted on the date the Committee acts to grant the option or such later date as the Committee shall specify.


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7.  OPTION PERIOD
	Each stock option agreement shall set forth the period for which such option is granted, which with respect to Incentive
Stock Options, shall not exceed ten years from the date such option is granted ("the option period").

8.  10-PERCENT SHAREHOLDER
	Notwithstanding Sections 6 and 7 hereof, in the case of an individual who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or subsidiary of the Company), the option price shall not be less than 110 percent of the fair market value of the stock subject to the option at the time the option is granted, as determined in good faith by the Committee, and the option shall not be exercisable after the expiration of five years from the date it is granted.

9.  MAXIMUM PER OPTIONEE
	With respect to Incentive Stock Options, the aggregate fair market value, as determined by the Committee, of the stock for which an optionee may be granted Incentive Stock Options under the Plan and any other plans of the Company or its subsidiaries exercisable for the first time during any calendar year shall not exceed $100,000 plus any "unused limit carryover", within the meaning of Section 422(c)(4) of the Internal Revenue Code, to such year.


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10.  ADJUSTMENT IN THE EVENT OF CHANGE OF STOCK
	In the event of any change in the outstanding stock by reason of stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the number and kind of shares which thereafter may be optioned and sold under the Plan, the number and kind of shares under option in outstanding stock option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change. The determination of the Committee as to any adjustment shall be final and conclusive.

11.  EXERCISE OF OPTIONS
	Each option may be exercised at any time during its option period, but not earlier than two years from the date of the grant, subject to the restrictions in this section and in the stock option agreement under which it is issued. Notwithstanding any other provision of the Plan, no Incentive Stock Option shall be exercisable while there is outstanding any other Incentive Stock Option which was previously granted to the optionee to purchase shares of the Company or of any other corporation which, on the date of grant of the option, was a parent or subsidiary of the Company, or of any predecessor of such parent or subsidiary.

12.  PAYMENT FOR OPTIONS
	Within five business days following the date of exercise, the optionee shall make full payment of the option price (i) in cash; (ii) with the consent of the Committee, by tendering previously acquired shares of stock (valued at

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their fair market value, as determined by the Committee, as of the date of exercise) or (iii) with the consent of the Committee, or any combination of (i) and (ii).

13.  AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN
	The Board of Directors may amend, modify or terminate the Plan, at any time; provided, however, that no such action of the Board of Directors, without approval of the shareholders may (a) increase the total number of shares of stock for which options may be granted under the Plan, except as contemplated in Section 10, (b) permit the granting of Incentive Stock Options to anyone other than a key employee of the Company or its subsidiaries, (c) decrease the minimum option price with respect to Incentive Stock Options, (d) increase the maximum option periods with respect to Incentive Stock Options, (e) increase, with respect to Incentive Stock Options, the maximum per optionee set in Section 9, (f) withdraw the administration of the Plan from the Committee, or
(g) permit any person while a member of the Committee to be eligible to receive or hold an option under the Plan. In addition, in its initial adoption of the Plan following an approval by the voting of shareholders of the Company, the Board of Directors may amend the terms of the Plan in any way with respect to Incentive Stock Options which does not violate the prohibitions in the preceding sentence or which does not effect a substantive change in the Plan with respect to Incentive Stock Options. No amendment, modification or termination of the Plan shall in any manner affect any option theretofore granted to an optionee under the Plan without the consent of the optionee or the transferee of such option.

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14.  TERM OF THE PLAN
	The Incentive Stock Option Plan shall become effective on the date of its adoption by the Board of Directors following the approval of the Plan by the holders of a majority of the shares of stock of the Company entitled to vote at the annual meeting of shareholders on February 27, 1995. The Plan shall terminate ten years, less one day, from the effective date of the Plan, or on such earlier date as may be determined by the Board of Directors. Termination of the Plan, however, shall not affect the rights of options under options therefore granted to them, and all unexpired options shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

15.  NON-STATUTORY OPTIONS
	Included in the Plan are potential non-statutory options which, it is recognized, may, by separate action of the Board of Directors, be granted, subject to provisions and conditions established by the Board, to key persons for whom the Plan does not suffice or for those who do not qualify for the Plan because of not being employees of Greif Bros. Corporation or of any of its subsidiaries.

16.  REGISTRATION OF OPTIONED SHARES
	During the two-year period in which the holder of an option is not authorized to exercise the option, the Company contemplates registering under the provisions of the Securities and Exchange Act of 1934 sufficient Class A

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Shares out of its treasury to satisfy the outstanding options.  If this proves impractical, some other method of issuing the shares will be investigated.
(Registrant's Note:  The Stock Option Committee of the Board of
Directors of the Company, consisting of disinterested directors, has granted to officers and employees of the Company incentive stock options for 361,600 Class A Common shares and a non-statutory option to a non-employee for 10,000 shares. None of these options have been exercised, and the earliest possible date of exercise of any of these options is April 17, 1997.)

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EXHIBIT 4.2
Copy of Amendment to the Company's Certificate of Incorporation setting forth the current provisions covering the Class A and Class B Common Stock. Said amendment was adopted by the stockholders at their meeting on February 27, 1995.

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	RESOLUTION


Resolved, that it is deemed advisable in the judgment of the Board of Directors of Greif Bros. Corporation, to amend the Certificate of Incorporation for the purpose of dividing the Common Stock of the Corporation of both classes in the ratio of two to one without otherwise affecting the rights of any Class A or Class B shareholder, and for that purpose it is necessary to increase the authorized capital stock of both classes and to amend the Fourth Article of the Certificate of Incorporation to read as follows:

Fourth: The total number of authorized shares of the capital stock of this Corporation is forty-nine million, two hundred eighty thousand (49,280,000), divided into two classes namely: Class A Common Stock and Class B Common Stock, all of which shall be without nominal or par value. The total number of shares of such Class A Common Stock authorized is thirty-two million (32,000,000) shares, without nominal or par value. The total number of shares of such Class B Common Stock authorized is seventeen million, two hundred eighty thousand (17,280,000) shares, without nominal or par value. The description of said classes of stock and the designations preferences and restrictions, if any, and the voting powers or restrictions or qualifications thereof, of such Class A Common Stock and Class B Common Stock, are as follows:

The Class A Common Stock shall be entitled to receive, in each and every year cumulative dividends at the rate of One (1) Cent per share per annum, payable quarterly on the first day of January, the first day of April, the first day of July and the first day of October in each and every year, before any dividend, whether in cash, property, stock or otherwise shall be declared, set apart for payment or paid upon the Class B Common Stock.
Such dividends upon the Class A Common Stock shall be cumulative from and after the date of original issue thereof.


In any year, after the full dividend at the rate of One (1)
Cent per share for such year and any and all arrearages thereof for preceding years shall have been declared and paid to, or set apart for the Class A Common Stock, the Class B Common Stock

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shall be entitled to receive noncumulative dividends up to the amount of One Half (1/2) Cent per share, provided, however, and upon the condition that the surplus or net profits of the Corporation, after the payment of any such dividends to the Class B Common Stock, shall be at least equal to the sum required for payment in full of the aforesaid cumulative dividends on the Class A Common Stock for one (1) year.

Out of any further distribution of surplus or net profits by way of dividend in any year in excess of the aforesaid dividends upon the Class A Common Stock and upon the Class B Common Stock, the Class A Common Stock and the Class B Common Stock shall be entitled to share in such further distribution in the proportion of One (1) Cent per share for said Class A Common Stock to One and One-Half (1-1/2) Cents per share for said Class B Common Stock.

Dividends upon either class of stock shall be payable only out of the surplus or net profits of the Corporation as determined by the Board of Directors and only as and when declared by the Board of Directors, but may, in any year, be paid out of such surplus or net profits whether arising during the same year or accrued during prior years.

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, the Class A Common Stock shall be entitled, out of the assets of the Corporation, to be paid cumulative dividends accrued thereon and Thirty-One and One-Quarter Cents ($.3125) for each share of such Class A Common Stock before any distribution or payment shall be made to the Class B Common Stock, and after such payment in full to the Class A Common Stock, as aforesaid, the Class B Common Stock shall be entitled to be paid the sum of Thirty-One and One-Quarter Cents ($.3125) for each share of Class B Common Stock; and after such payment in full to the Class A Common Stock, and the sum of Thirty-One and One-Quarter Cents ($.3125) per share to the Class B Common Stock, as aforesaid, any remaining assets to be distributed shall be distributed to the Class A Common Stock and the Class B Common Stock, share and share alike.


The Class A Common Stock shall have no voting power nor shall it be entitled to notice of meetings of the stockholders, all rights to vote and all voting power being vested exclusively in the Class B Common Stock. If, at any time,

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however, and whenever four (4) quarterly cumulative dividends upon the Class A Common Stock shall be in default or unpaid in whole or in part, the Class A Common Stock shall have the same voting power as the Class B Common Stock, to-wit: One (1) vote for each share of stock, and shall be entitled to receive notices of meetings of shareholders; and such voting power shall so continue to vest in the Class A Common Stock until all arrears in the payment of cumulative dividends upon the Class A Common Stock shall have been paid and the dividends thereon for the current dividend shall have been declared and the funds for the payment thereof set aside. However, if and when thereafter the defaulted dividends shall be paid in full and provisions made for the current dividend as herein provided (and such payments shall be made as promptly as shall be consistent with the best interest of the Corporation) the Class A Common Stock shall be divested of such voting power and the voting power shall then revest exclusively in the Class B Common Stock; but subject always to the same provisions for the vesting of such voting power in the Class A Common Stock in case of any similar default or defaults in the payment of four (4) quarterly cumulative dividends upon the Class A Common Stock and the revesting of such entire voting power in the Class B Common Stock in the event that such default or defaults shall be cured as above provided.

Such Class A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof.

Upon this amendment becoming effective, each holder of shares of Common Stock of either class, previously issued and outstanding, shall become the holder of two shares of Common Stock of the same class, with rights as set forth in this Amended Fourth Article, in place and instead of each share of Common Stock previously held by such holder.

This Amendment to the Fourth Article shall not in any way reduce the aggregate capital of the Corporation

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          Be it further resolved that the foregoing Amendment to
the Certificate of Incorporation is hereby approved and shall be submitted to the vote of the shareholders of the Corporation at a special meeting to be held at the offices of the Corporation at 1209 Orange Street, Wilmington, Delaware, at 4:00 o'clock P.M., E.S.T., on the 27th day of February, 1995, that such meeting be called by the Chairman of the Board; that notice of such meeting be sent in accordance with the Certificate of Incorporation and the By-Laws of this Corporation to each registered holder of the capital stock of this Corporation, both of Class A and Class B Common Stock, as of the close of business on February 6, 1995, which shall be the record date for shareholders entitled to vote at said meeting; and that at such meeting the foregoing Amendment to the Articles be presented separately to the holders of the Class A Common Stock and to the holders of the Class B Common Stock for their vote of approval or rejection, and be considered adopted when it has received a vote of approval from the holders of a majority of the shares of the Common Stock of each class.